FundX Investment Group
235 Montgomery St., Ste. 1049
San Francisco, CA 94104

May __, 2014

FundX Investment Trust
235 Montgomery St., Ste. 1049
San Francisco, CA 94104

Gentlemen:

We hereby agree to acquire 10,000 shares of beneficial interest (the “Shares”) of the FundX Investment Trust (the “Trust”), at a purchase price $10.00 per share for a total of $100,000, to be allocated to the Upgrader Fund as follows:

Series of FundX Investment Trust	Number of Shares	Total Price

FundX Upgrader Fund	10,000	$100,000
Total	10,000	$100,000

We will purchase the Shares in a private offering prior to the effectiveness of the registration statement filed by the Trust on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”). The Shares are being purchased pursuant to Section 14 of the 1940 Act to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.

In connection with such purchase, we represent, warrant and agree that we, the purchaser, (a) intend to acquire the Shares for our own account as the sole beneficial owner thereof and not with the view to the distribution hereof, and (b) have no present intention of redeeming or reselling the Shares so acquired.

We consent to the filing of this Investment Letter as an exhibit to the registration statement of the Trust on Form N-1A.

Sincerely,

Name: Janet Brown
Title: President